ROSETTA RESOURCES INC. RECEIVES COURT APPROVAL FOR SETTLEMENT
WITH CALPINE CORPORATION

Rosetta Resources Inc. (Nasdaq: ROSE) (“Rosetta” or the “Company”), an independent oil and gas company, today announced it has received bankruptcy court approval for its settlement agreement with Calpine Corporation (“Calpine”). At the hearing on November 13, 2008, the bankruptcy court approved Calpine's request for court-approval to consummate the October 22, 2008 settlement agreement.  No objections to this motion were filed with the court or raised at the hearing by any party.  November 24, 2008 is the deadline for appeals of the order to be filed.  The settlement agreement allows Rosetta to complete the transaction by which it purchased Calpine’s oil and gas business on July 7, 2005. Rosetta anticipates the property purchase will close by December 1, 2008.  Rosetta intends to utilize existing cash balances for all payments necessary to complete the settlement.

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Its operations are concentrated in South Texas, the Rocky Mountains and the Sacramento Basin of California. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

[ROSE-G]

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Rosetta believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release.  See "Risk Factors" in the company's 2007 Annual Report on Form 10-K and other public filings and press releases.  Rosetta undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:
Michael J. Rosinski
Executive Vice President and Chief Financial Officer
Phone: (713) 335-4037
mrosinski@rosettaresources.com